Exhibit 10.1
FOURTH AMENDED AND RESTATED LOAN AGREEMENT
Wachovia Bank, National Association
225 Water Street
Jacksonville, Florida 32202
(Hereinafter referred to as the “Bank”)
HOME DIAGNOSTICS, INC., a Delaware corporation
2400 NW 55th Court
Fort Lauderdale, Florida 32202
(Hereinafter referred to as “Borrower”)
This Fourth Amended and Restated Loan Agreement (“Agreement”) is entered into December 18, 2006, by and between Bank and Borrower.
This Agreement applies to the loan (the “Loan”) evidenced by that certain Fourth Amended and Restated Promissory Note dated of even date herewith (as the same my be amended, modified, restated or replaced from time to time, the “Note”) and all Loan Documents. The terms “Loan Documents” and “Obligations,” as used in this Agreement, are defined in the Note.
Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:
LINE OF CREDIT. The purpose of the Loan is to provide for the general corporate purposes of Borrower. To the extent the making of Advances (as defined in the Note) is not governed by a sweep agreement with the Bank, Bank may require a signed written request for an Advance in form satisfactory to Bank, in which event such request shall be delivered to Bank no later than 12:00 noon (local time in Fort Lauderdale, Florida) on the date of the requested Advance, and shall specify the date (which shall be a Business Day) and the amount of the proposed Advance and provide such other information as Bank may require. Bank’s acceptance of such a request shall be indicated by its making the Advance requested. Such an Advance shall be made available to Borrower in immediately available funds at Bank’s address as set forth on the front of this document. In no event shall Bank be obligated to make any Advances under the Loan after November 30, 2008 (as same may be renewed or extended by Bank in writing, the “Termination Date”).
Bank shall have no obligation to make an Advance under this Section if a Default has occurred or if any event or condition exists, which but for the giving of notice or the passage of time, or both, would constitute a Default under any Loan Document.
REPRESENTATIONS. Borrower represents that from the date of this Agreement and until final payment in full of the Obligations: Accurate Information. All information now and hereafter furnished to Bank is and will be true, correct and complete in all material respects. Any such information relating to Borrower’s financial condition will accurately reflect Borrower’s financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents. Authorization; Non-Contravention. The execution, delivery and performance by Borrower and any guarantor, as applicable, of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower and any guarantors; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower or any guarantor, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower or any guarantor, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower’s or any guarantor’s assets, or (iii) give cause for the acceleration of any obligations of Borrower or any guarantor to any other creditor. Asset Ownership. Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements supplied Bank by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except Permitted Liens and except as otherwise disclosed to Bank by Borrower in writing and approved by Bank. “Permitted Liens” means (a) liens for taxes and other statutory liens, landlord’s liens and similar liens arising out of operation of law so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such lien, and (b) liens described on Exhibit A hereto, provided, however, that no debt not now secured by such liens shall become secured by such liens hereafter and such liens shall not encumber any other assets. To Borrower’s knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower’s present rights in its properties and assets have arisen. Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time. Compliance with Laws. Borrower and any subsidiary and affiliate of Borrower and any guarantor are in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. § 3617, et seq.) or narcotics (including 21 U.S.C. § 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if applicable. None of Borrower, or any subsidiary or affiliate of Borrower or any guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published from time to time. “Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC. Organization and Authority. Borrower is a corporation, duly created, validly existing and in good standing under the laws of the State of Delaware, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted. Borrower is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower. No Litigation. There are no pending suits, claims or demands against Borrower or any guarantor that have not been disclosed to Bank by Borrower in writing, and approved by Bank. To the best of Borrower’s knowledge, there are no threatened suits, claims or demands against Borrower or any guarantor that have not been disclosed to Bank by Borrower in writing, and approved by Bank. ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan. Indemnity. Borrower will indemnify Bank and its affiliates from and against any losses, liabilities, claims, damages, penalties or fines imposed upon, asserted or assessed against or incurred by Bank arising out of the inaccuracy or breach of any of the representations contained in this Agreement or any other Loan Documents.

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AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will: Access to Books and Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower as Bank shall reasonably require, and allow Bank, at Borrower’s expense, to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Business Continuity. Conduct its business in substantially the same manner and locations as such business is now and has previously been conducted. Certificate of Full Compliance From Accountant. Deliver to Bank, with the annual financial statements required herein, a certification by Borrower’s independent certified public accountant that Borrower is in full compliance with the Loan Documents. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C. § 101, as in effect from time to time. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and whether offsets or defenses exist against the Obligations. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance; all acquired in such amounts and from such companies as Bank may reasonably require. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents. Non-Default Certificate From Borrower. Deliver to Bank, with the Financial Statements required below, a certificate signed by Borrower, by a principal financial officer of Borrower warranting that no “Default” as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred and demonstrating Borrower’s compliance with the financial covenants contained herein. Notice of Default and Other Notices. (a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the action which Borrower is taking or proposes to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower; (iii) any material adverse claim against or affecting Borrower or any part of its properties; (iv) the commencement of, and any material determination in, any material litigation with any third party or any material proceeding before any governmental agency or unit affecting Borrower; and (v) at least 30 days prior thereto, any change in Borrower’s name or address as shown above, and/or any change in Borrower’s structure. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.
NEGATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not: Change in Fiscal Year. Change its fiscal year. Change of Ownership. Issue, sell or otherwise dispose of any of its equity interests or other securities, or rights, warrants or options to purchase or acquire any such equity interests or securities that effectively changes control of Borrower or otherwise participate in any change in the ownership of its equity interests that effectively changes control of Borrower, without the prior written consent of Bank. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than Permitted Liens. Guarantees. Guarantee or otherwise become responsible for obligations of any other person or persons, other than the endorsement of checks and drafts for collection

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in the ordinary course of business. Cross Default. Default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, as in effect from time to time, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower), any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates. Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party or default in the performance of any obligation to a third party incurred for money borrowed. Government Intervention. Permit the assertion or making of any seizure, vesting or intervention by or under authority of any governmental entity, as a result of which the management of Borrower or any guarantor is displaced of its authority in the conduct of its respective business or such business is curtailed or materially impaired. Judgment Entered. Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due. Prepayment of Other Debt. Retire any long-term debt entered into prior to the date of this Agreement at a date in advance of its legal obligation to do so. Retire or Repurchase Capital Stock. Retire or otherwise acquire any of its capital stock, other than pursuant to employee compensation plans.
ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. All such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval.
PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 45 days after the close of each of the first three fiscal quarters in each fiscal year, quarterly financial statements reflecting its operations during such fiscal quarter, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules; all on a consolidated basis with respect to Borrower and its subsidiaries and holding company, as applicable, and in reasonable detail, prepared in conformity with generally accepted accounting principles (excluding footnotes and subject to year-end adjustments), applied on a basis consistent with that of the preceding year (except as otherwise noted).
FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable: Total Liabilities to Tangible Net Worth Ratio. Borrower shall, at all times, maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 1.00 to 1.00. This covenant shall be tested annually. “Total Liabilities” shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes, debt fully subordinated to Bank on terms and conditions acceptable to Bank, and other deferred sums appearing on the liabilities side of a balance sheet and all obligations as lessee under off-balance sheet synthetic leases of Borrower, all in accordance with generally accepted accounting principles applied on a consistent basis. “Tangible Net Worth” shall mean Total Assets minus Total Liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets. “Total Assets” shall mean all assets appearing on the Borrower’s balance sheet, less the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names. Deposit Relationship. Borrower shall maintain its primary depository account and cash management account with Bank.

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UNUSED FEE. From Closing until April 15, 2007, Borrower shall pay to Bank a fee for each day equal to the product of (i) 17.5 basis points per annum (“Unused Fee Determinant”) multiplied by (ii) the difference between (A) the amount available under the Note and (B) the aggregate amount of all Advances outstanding under the Note on such day, payable quarterly in arrears. Commencing on April 15, 2007, and continuing on each July 15, October 15, and January 15 thereafter, Borrower shall pay to Bank a fee for each day the Loan is outstanding equal to the product of (i) the Unused Fee Determinant pursuant to the Funded Debt to EBITDA Ratio as set forth below, multiplied by (ii) the difference between (A) the amount available under the Note and (B) the aggregate amount of all Advances outstanding under the Note on such day, payable quarterly in arrears.

Funded Debt/EBITDA	Unused Fee Determinant

(as of the end of the most recently completed fiscal quarter)

greater than or equal to 2.25 to 1.00	27.5 basis points

greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	25 basis points

greater than or equal to 0.75 to 1.00 but less than 1.50 to 1.00	20 basis points

less than 0.75 to 1.00	17.5 basis points
The Unused Fee for each quarter shall be calculated on a quarterly basis, at the time Bank receives the previous quarter’s financial statements from Borrower and shall be calculated, based on such quarterly financial statements, for the succeeding quarter.
CONDITIONS PRECEDENT. The obligations of Bank to make the loan and any advances pursuant to this Agreement are subject to the following conditions precedent: Additional Documents. Receipt by Bank of such additional supporting documents as Bank or its counsel may reasonably request.
IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

HOME DIAGNOSTICS, INC., a Delaware corporation
By:	/s/ Gregg Johnson
	Name:	Gregg Johnson
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Aly Heimovics
Aly Heimovics, Vice President

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EXHIBIT A
PERMITTED LIENS
The following shall be additional Permitted Liens:
1.	Deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws.

2.	Attachment, judgment and other similar non-tax liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (c) such liens do not, in the aggregate, materially detract from the value of the assets of the person whose assets are subject to such lien or materially impair the use thereof in the operation of such person’s business.

3.	Liens securing debt incurred solely for the purpose of financing the acquisition of equipment, provided that such lien does not secure more than the purchase price of such equipment and does not encumber property other than the purchased property.

4.	Purchase money security interests and capitalized leases on fixed asset purchases (not to exceed $250,000.00 in the aggregate).

5.	Liens imposed for taxes, assessments or charges of any governmental authority for nonpayment of taxes, assessments or charges being actively contested in accordance with law (provided that Bank may require reasonable bonding or other assurances, such as reserving.)

6.	Statutory liens of landlords and of carriers, warehousemen, mechanics and materialmen.

7.	The following other supplier and bank agreements are secured by specific liens on the assets identified:
       International Commercial Bank of China (ASC’s Line of Credit secured by time deposit in the amount of approximately $22,000.00 subject to foreign currency valuation)
       CPI Technologies (Supplier Agreement/Machine on HDI’s premises but title and risk of loss is held by CPI) — Cartoning Machine
       US Postage Meter (Rental Agreement) — Postage Meter

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FOURTH AMENDED AND RESTATED
REVOLVING PROMISSORY NOTE
[DEMAND]

$7,000,000.00	December 18, 2006
Home Diagnostics, Inc., a Delaware corporation
2400 NW 55th Court
Fort Lauderdale, Florida 33301
(Hereinafter referred to as “Borrower”)
Wachovia Bank, National Association
225 Water Street
Jacksonville, Florida 32202
(Hereinafter referred to as “Bank”)
Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Seven Million and No/100 Dollars ($7,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Fourth Amended and Restated Revolving Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).
LOAN AGREEMENT. This Note is subject to the provisions of that certain Fourth Amended and Restated Loan Agreement between Bank and Borrower dated of even date herewith (as the same shall be amended or modified from time to time, the “Loan Agreement”).
LINE OF CREDIT. Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time until the maturity hereof (each an “Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject. Bank’s obligation to make Advances under this Note shall terminate (i) if a Default (as defined in the other Loan Documents) under any Loan Document occurs, (ii) on Bank’s demand or (iii) in any event, on November 30, 2008, unless extended or renewed by Bank in writing. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.
USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for general corporate purposes.
INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Market Index Rate as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate plus the Applicable Margin (as set forth below), as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate (the “Interest Rate”). “LIBOR Market Index Rate”, for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).
For this Note, the “Applicable Margin” will be implemented and computed quarterly based on the Funded Debt to EBITDA Ratio of the Borrower. The initial Interest Rate shall be based on the LIBOR Market Index Rate plus an Applicable Margin of 50 basis points. Commencing on April 15, 2007, the Interest Rate shall be adjusted quarterly upon receipt of Borrower’s periodic financial statements, based on the ratio of Funded Debt to EBITDA (“Funded Debt/EBITDA”) as follows:

Funded Debt/EBITDA	Applicable Margin

greater than 2.25	162.5 basis points

greater than 1.50 but less than or equal to 2.25	125 basis points

greater than 0.75 but less than or equal to 1.50	87.5 basis points

less than or equal to 0.75	50 basis points
For purposes hereof, “Funded Debt to EBITDA” shall mean the sum of all Funded Debt as of the end of the most recent fiscal quarter divided by the sum of earnings before interest, taxes, depreciation and amortization for the 12-month period ended as of the end of the most recent fiscal quarter. “Funded Debt” shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money, (including, without limitation, capital lease obligations and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity, excluding any debt subordinated to Bank. “EBITDA” shall mean earnings before interest expense, income taxes, and depreciation and amortization, except that for this purpose earnings shall not include the affect of any non-cash stock-based compensation expense or any non-cash change in fair value of Albion Alliance Mezzanine Fund II, L.P.’s put rights under that certain Class A Common Stock Purchase Warrant issued by the Borrower on September 3, 2002.
DEFAULT RATE. In addition to all other rights contained in this Note, if a default in the payment of Obligations occurs, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.
INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.
PREPAYMENT ALLOWED. This Note may be prepaid in whole or in part at any time. Any prepayment shall include accrued interest and all other sums then due under any of the Loan Documents (as defined below). No partial prepayment shall affect Borrower’s obligation to make any payment of principal or interest due under this Note on the date specified below in the Repayment Terms/Maturity paragraph of this Note until this Note has been paid in full.
REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on January 15, 2007, and continuing on the 15th day of each month thereafter until fully paid. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on the earlier of (i) the Bank’s demand, or (ii) November 30, 2008, unless renewed or extended by Bank in writing on terms satisfactory to Bank in its sole discretion.
DEMAND NOTE. This is a demand Note and all Obligations hereunder shall become immediately due and payable upon demand. In addition, the Obligations hereunder shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it a bankruptcy or insolvency proceeding.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.
If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.
DEFINITIONS. Loan Documents. The term “Loan Documents”, as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, the Loan Agreement, this Note, security agreements, security instruments, financing statements, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101). Obligations. The term “Obligations”, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank, or its affiliates, whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.
LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.
Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.
ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.
USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.
GRACE PERIOD/CURE PERIOD. Grace Period. The failure of timely payment of the Obligations shall not be a Default until 5 days after such payment is due. Cure Period. Except as provided below, any Default, other than non-payment, may be cured within 10 days after written notice thereof is mailed to Borrower by Bank. Borrower’s right to cure shall be applicable only to curable defaults and shall not apply, without limitation, to Defaults based upon False Warranty or Cessation; Bankruptcy. Bank shall not exercise its remedies to collect the Obligations except as Bank reasonably deems necessary to protect its interest in collateral securing the Obligations during a cure period.
DEFAULT. If any of the following occurs, a default (“Default”) under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. Any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, with Bank or its affiliates (“Affiliate” shall have the meaning as defined in 11 U.S.C. § 101, except that the term “Borrower” shall be substituted for the term “Debtor” therein; “Subsidiary” shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any, or any party to the Loan Documents. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower’s business or that of Borrower’s Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower’s Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower’s Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity (individually and collectively, an “Acquisition”); provided, however, that so long as Borrower is not in Default, Borrower may undertake an Acquisition without the prior written consent of Bank so long as such Acquisition does not create a Default hereunder on a pro-forma basis after giving effect to such Acquisition; or (iv) should any Borrower or any of Borrower’s Subsidiaries or Affiliates or any guarantor merge or consolidate, unless the Borrower is the survivor of such merger or consolidation or the parent of the survivor. Material Adverse Change. Bank determines in good faith, in its sole discretion, there shall have occurred any event, condition or circumstance or sets of events, conditions or circumstances or any change(s) occurs which is material and adverse to (A) the value of the Collateral, (B) the EBITDA projected over an extended period of time of Borrower and its Subsidiaries, taken as a whole, (C) the liabilities of Borrower and its Subsidiaries, taken as a whole, or (D) the validity or enforceability of the Loan Documents.
REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower’s accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101) between Borrower and Bank, or its affiliates, which shall be governed by the default and termination provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.
FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as required by the Loan Agreement. Such information shall be true, complete, and accurate.
WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default (as defined in the other Loan Documents) shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or any other Loan Document and without affecting the liability of Borrower or any person who may be liable under this Note or any other Loan Document.
MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s accounts with Bank and any of its affiliates. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank’s address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7391, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7391, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each person who signs this Note as a Borrower (as defined herein) is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts.
FOURTH AMENDED AND RESTATED REVOLVING PROMISSORY NOTE. This Fourth Amended and Restated Revolving Promissory Note amends, replaces and supersedes in its entirety that certain Third Amended and Restated Revolving Promissory dated as of March 7, 2006 in the original principal amount of $7,000,000.00, executed by Borrower and made payable to the order of Bank (the “Original Note”). The current outstanding principal balance of the Original Note is $0.00. It is the intention of Borrower and the Bank that while this Note amends, replaces, renews and supersedes the Original Note in its entirety, it is not in payment of or satisfaction of the Original Note, but is rather the substitute of one evidence of debt for another without any intent to extinguish the old. Should there be any conflict between any of the terms of the Original Note or this Note, the terms of this Note shall control. The Original Note is attached hereto and shall only be negotiated with this Note.
WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.
IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

Home Diagnostics, Inc., a Delaware corporation
By:	/s/ Gregg Johnson (SEAL)
	Name:	Gregg Johnson
	Title:	Vice President

STATE OF ILLINOIS	) )	SS.:
COUNTY OF LAKE	)
     The foregoing instrument was acknowledged before me December ___, 2006, by Gregg Johnson, as Vice President of Home Diagnostics, Inc., a Delaware corporation, on behalf of the corporation. He is personally known to me or who has/have produced a driver’s license as identification and did (not) take an oath.

/s/ Douglas F. Challos
Name:	Douglas F. Challos
Notary Public, State of Illinois My commission expires: 10/05/09

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